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                                                                     EXHIBIT 3.1


                            FIRST AMENDMENT TO BYLAWS

                                       OF

                    STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

         FIRST AMENDMENT to Bylaws of Starwood Hotels & Resorts Worldwide, Inc. (the "Bylaws"), dated as of March 28, 2003.

         Article II, Section 5 of the Bylaws is hereby amended in its entirety and shall read as follows:

                  SECTION 5. PROXIES. Whenever the vote or consent of stockholders is required or permitted, such vote or consent may be given by a stockholder in person or by proxy. The appointment of a proxy or proxies shall be made by any means permitted by law. No proxy shall be valid after the expiration of eleven (11) months from the date of its execution or authorization unless the stockholder executing or authorizing it specifies therein the length of time for which it is to continue in force. At a meeting of stockholders all questions concerning the qualification of voters, the validity of proxies, and the acceptance or rejection of votes, shall be decided by the secretary of the meeting unless inspectors of election are appointed pursuant to Section 6 of this Article II, in which event such inspectors shall pass upon all questions and shall have all other duties specified in said section.

         IN WITNESS WHEREOF, the undersigned has executed this First Amendment as of the date above first written.

                                         STARWOOD HOTELS & RESORTS
                                         WORLDWIDE, INC.



                                         _____________________________
                                         Dina F. Diagonale
                                         Assistant Secretary